SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SYNBIOTICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SYNBIOTICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 15, 2002

The Annual Meeting of Shareholders of Synbiotics Corporation will be held at the Radisson Suite Hotel (Rancho Bernardo), 11520 West Bernardo Court, San Diego, California 92127, on August 15, 2002 at 3:30 p.m. for the following purposes:

1.	To elect three directors;

2.	To consider a proposal to amend Article Fourth of the Restated Articles of Incorporation;

3.	To consider a proposal to amend Article I, Section 2 of the Bylaws;

and to transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

The Board of Directors has fixed June 18, 2002, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

WE WOULD BE GRATEFUL IF YOU WOULD PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD.

Michael K. Green
Secretary

June 27, 2002

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Synbiotics Corporation, a California corporation (the “Company”), 11011 Via Frontera, San Diego, California 92127, of proxies in the accompanying form to be used at the Annual Meeting of Shareholders to be held at the Radisson Suite Hotel (Rancho Bernardo), 11520 West Bernardo Court, San Diego, California 92127, at 3:30 p.m. on August 15, 2002, and any postponement or adjournment thereof.

A proxy may be revoked at any time before it is exercised. Any shareholder giving a proxy may revoke it prior to its use at the Annual Meeting (1) by delivering a written notice expressly revoking the proxy to our Secretary at our offices, (2) by signing and delivering to us at our offices, or to the place of the Annual Meeting, a later dated proxy or (3) by attending the Annual Meeting and casting his or her votes personally. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by us.

On any matter coming before the Annual Meeting as to which a choice has been specified by the shareholder on the proxy, the shares will be voted accordingly. If the proxy is returned and no choice is so specified, the shares will be voted FOR the election of the three nominees for director listed in this Proxy Statement, FOR proposals 2 and 3 listed in the Notice of Meeting and in this Proxy Statement and in the discretion of the proxyholders as to any other business which may properly come before the Annual Meeting.

June 18, 2002, has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, we had 17,865,279 shares of common stock outstanding and entitled to vote, and 2,800 shares of Series B preferred stock outstanding and entitled to vote. Outstanding shares of common stock are entitled to one vote each on all matters, and outstanding shares of Series B preferred stock are entitled to 7,784.52 votes each on all matters. Under California law, shareholders are permitted to cumulate votes for the election of directors whose names have been placed in nomination. Therefore, in voting for directors, each outstanding share of common stock would be entitled to three votes, and each outstanding share of Series B preferred stock would be entitled to 23,353.56 votes, which may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and any shareholder has given notice at the Annual Meeting of the intention to cumulate votes.

The proxyholders (if authority to vote for one or more nominees is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors’ nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

We are bearing the expense of printing and mailing proxy materials. The approximate date these proxy solicitation materials will be first sent to shareholders is June 27, 2002.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Three directors are to be elected at the Annual Meeting to serve until the next Annual Meeting and until their respective successors are elected or appointed. Unless authority to vote for one or more nominees is withheld, it is intended that the proxyholders will vote for the election of the nominees named below. In the event any of them shall become unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. Each of the nominees named is currently a member of our Board of Directors.

The following information is furnished regarding the nominees.

Name; Positions; Business Experience During the Past Five Years; Directorships in Reporting Companies	Director Since	Age

Thomas A. Donelan President of Redwood Holdings, Inc., a privately held venture capital firm, since 1995.	2002	46
Christopher P. Hendy Secretary of Redwood Holdings, Inc., a privately held venture capital firm, since 1996; Director of Meritage Hospitality Group, Inc. (MHG).	2002	44
Paul A. Rosinack Our President and Chief Executive Officer since April 2001; our President, Animal Health from January 2000 to April 2001; our Vice President and General Manager of Animal Health from October 1996 to December 1999.	2001	55

Our board of directors held a total of eight meetings during the year ended December 31, 2001. Each director attended more than seventy-five percent (75%) of the meetings of the board of directors (and the board of directors committees of which he was a member) held during the time he was a member of the board of directors.

None of our outside directors currently receives a fee for their services. Employee directors do not receive any fees for attendance at meetings of the board of directors or committee meetings. In addition, Mr. Donald E. Phillips and Mr. Rigdon Currie, each of whom was our former Chairman of the Board of Directors, were paid fees of $6,249 and $20,830, respectively, during the year ended December 31, 2001 pursuant to consulting agreements with us.

We currently have Compensation and Audit Committees of the board of directors. We do not have a Nominating Committee of the board of directors. The current membership of each committee is as follows:

Compensation Committee	Audit Committee
Thomas A. Donelan, Chairman	Thomas A. Donelan
Christopher P. Hendy	Christopher P. Hendy, Chairman
Paul A. Rosinack	Paul A. Rosinack

The function of the Compensation Committee is to review our compensation policies and advise us as to executive compensation and stock option matters. The Compensation Committee met two times during the year ended December 31, 2001. None of the current members of the Compensation Committee served on the Compensation Committee in 2001.

The Audit Committee oversees our accounting and financial reporting policies, reviews with our independent accountants the accounting principles and practices followed, reviews the annual audit and financial results and makes recommendations to the Board of Directors regarding the preceding. None of the current members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ Nasdaq Marketplace Rules. The Audit Committee met four times during the year ended December 31, 2001. None of the current members of the Audit Committee served on the Audit Committee in 2001.

Report of Audit Committee

The Audit Committee operates under a written charter (the “Charter”) adopted and approved by the Board of Directors in 2000. The Audit Committee reviews and assesses the adequacy of the Charter on an annual basis. The full text of the Charter is attached as Exhibit A.

The following is a report by the Audit Committee:

“The Audit Committee has:

1)    Reviewed and discussed the audited financial statements as of and for the year ended December 31, 2001 with management;

2)    Discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees”. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”; and

3)    Discussed with PricewaterhouseCoopers LLP the independent auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 29, 2002.

Thomas A. Donelan
Christopher P. Hendy
Paul A. Rosinack

Audit Committee of the Board of Directors”

Executive Officers and Significant Employees

Executive Officers

Name, Age, and Other Business Experience During the Past Five Years	Position
Paul A. Rosinack (55)	President and Chief Executive Officer—since April 2001; President, Animal Health—January 2000 to April 2001; Vice President and General Manager, Animal Health from October 1996 to December 1999.
Michael K. Green (46)	Senior Vice President (since January 2000), Chief Financial Officer, and Secretary—since May 1991; Vice President—Finance from May 1991 to December 1999.
Robert Buchanan (55) Formerly, Director of Hospital Support Services of Medical Management International, Inc. from 1994 to March 2000.	Vice President—Sales and Marketing—since April 2000.
Francois Guillemin (52) Formerly, Director of the Diagnostics Division of Rhône-Mérieux, S.A., 1991-June 1997.	Vice President—since February 1998; President and Director General of Synbiotics Europe, SAS—since July 1997.
Serge Leterme (42) Formerly, Director of Research and Development of the Diagnostics Division of Rhône-Mérieux, S.A., 1993-June 1997.	Vice President—Research and Development—since October 1998; Director of Product Development from August 1997 to September 1998.

Significant Employees

Name, Age, and Other Business Experience During the Past Five Years	Position
Keith A. Butler (40)	Corporate Controller—since March 1991.
Clifford Frank (53)	Director of Operations—since September 1992.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of each class of our voting stock as of June 18, 2002 of each of our directors, director nominees, 5% shareholders and the Named Executive Officers (as defined in “Executive Compensation and Other Information”), and of our directors and executive officers as a group. Except as noted, and except for the effect of applicable community-property laws, each person has sole investment and voting power over the shares shown. Percentages are calculated based on 17,865,279 shares of our common stock and 2,800 shares of our Series B preferred stock outstanding as of June 18, 2002.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock:
Robert D. Buchanan c/o Synbiotics Corporation 11011 Via Frontera San Diego, CA 92127	570,833	3.2%
Michael K. Green c/o Synbiotics Corporation 11011 Via Frontera San Diego, CA 92127	1,052,113	5.9%
Francois Guillemin c/o Synbiotics Europe, SAS 2 rue Alexander Fleming 69367 Lyons, Cedex 07, France	595,332	3.3%
Serge Leterme, Ph.D. c/o Synbiotics Corporation 11011 Via Frontera San Diego, CA 92127	636,938	3.6%
Paul A. Rosinack c/o Synbiotics Corporation 11011 Via Frontera San Diego, CA 92127	1,306,690	7.3%
S. R. One, Limited 200 Barr Harbor Drive Suite 250W Conshohocken, PA 19428	962,652	5.4%
All executive officers and directors as a group (7 persons)	4,161,906	23.3%
Series B Preferred Stock(1):
Redwood West Coast, LLC 9468 Montgomery Road Cincinnati, OH 45242	2,800	100.0%
Thomas A. Donelan(2) c/o Redwood Holdings, Inc. 9468 Montgomery Road Cincinnati, OH 45242	2,800	100.0%
Christopher P. Hendy(2) c/o Redwood Holdings, Inc. 9468 Montgomery Road Cincinnati, OH 45242	2,800	100.0%
All executive officers and directors as a group(2) (7 persons)	2,800	100.0%

*	Less than one percent.

(1)
The shares are convertible into a total of 21,796,668 shares of common stock. However, the shares cannot be converted until the shareholders approve an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to at least 70,000,000 (see Proposal 2 below).

(2)
Includes 2,800 shares owned by Redwood West Coast, LLC, of which the majority is owned by Redwood Holdings, Inc. and the individual officers of Redwood Holdings, Inc. Messrs. Donelan and Hendy are officers of Redwood Holdings, Inc Both Messrs. Donelan and Hendy disclaim beneficial ownership of these shares, except to the extent of their respective pecuniary interests.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning the compensation earned by each person who was our Chief Executive Officer in 2001 and the other executive officers whose total 2001 salary and bonus exceeded $100,000 (the “Named Executive Officers”) for services rendered in all capacities to us for the fiscal years ended December 31, 2001, 2000 and 1999:

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)	Other Annual Compensation ($)(2)		Awards Securities Underlying Options/ SARS (#)	All Other Compensation ($)(3)(4)
Robert D. Buchanan Vice President	2001 2000	$ $	134,000 85,737	— —		— —	— 50,000		$1,713 —
Kenneth M. Cohen President and Chief Executive Officer	2001 2000 1999	$ $ $	117,231 288,870 254,264	— — —		— — —	— 60,000 40,000	$ $ $	187,213 7,928 7,359
Michael K. Green Senior Vice President	2001 2000 1999	$ $ $	185,124 173,681 150,675	— — —		— — —	— 20,000 20,000	$ $ $	5,100 5,081 4,520
Francois Guillemin Vice President	2001 2000 1999	$ $ $	133,625 135,591 151,683	— — —		— — —	— 10,000 —		— — —
Serge Leterme Vice President	2001 2000 1999	$ $ $	148,830 142,135 126,000	— — —	$ $ $	18,750 18,750 18,750	— — 50,000		— — —
Paul A. Rosinack President and Chief Executive Officer	2001 2000 1999	$ $ $	227,148 218,183 176,792	— — —	$ $	— 9,367 12,504	— 20,000 10,000	$ $ $	5,100 3,665 4,775

(1)	Includes amounts deferred under the 401(k) Compensation Deferral Savings Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.
(2)
Consists of forgiveness of a loan made to Dr. Leterme to defray relocation expenses at the rate of $18,750 per year (as of December 31, 2001, the balance due was $14,063); and forgiveness of a loan made to Mr. Rosinack to defray relocation expenses (the loan was fully forgiven as of December 31, 2000).

(3)	Includes matching contributions made by us to Mr. Buchanan’s 401(k) account, Mr. Cohen’s 401(k) account, Mr. Green’s 401(k) account and Mr. Rosinack’s 401(k) account.
(4)	Includes amounts paid pursuant to a consulting agreement entered into with Mr. Cohen upon his resignation in April 2001.

There were no stock options or stock appreciation rights granted to the Named Executive Officers in 2001.

The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year. In January 2002, all of the Named Executive Officers’ stock options were terminated. No stock appreciation rights were exercised in 2001 or held as of December 31, 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/SARs at December 31, 2001 Exercisable/Unexercisable(1)	Value of Unexercised In-the-Money Options/SARs at December 31, 2001 Exercisable/ Unexercisable(2)
Robert D. Buchanan	—	—	18,750	$—
	—	—	31,250	$—
Kenneth M. Cohen	—	—	—	$—
	—	—	—	$—
Michael K. Green	—	—	137,187	$—
	—	—	22,813	$—
Francois Guillemin	—	—	85,937	$—
	—	—	14,063	$—
Serge Leterme	—	—	73,125	$—
	—	—	21,875	$—
Paul A. Rosinack	—	—	140,451	$—
	—	—	19,376	$—

(1)	In conjunction with the January 2002 amendments to the management retention plan agreements, all outstanding stock options held by the Named Executive Officers were cancelled in full.
(2)	Value is defined as market price of our common stock at fiscal year end less exercise price. The closing sale price of our common stock at December 31, 2001 was $0.22.

Employment Contracts and Change-in-Control Arrangements

Employment Agreements

We entered into an employment agreement dated May 7, 1996, and amended February 14, 2001, with Kenneth M. Cohen. The employment agreement provided for salary at an initial rate of $225,000 per annum, options to purchase 225,000 shares of our common stock (at $3.88 per share) and a direct grant of 10,000 unregistered shares of our common stock. In addition, he was eligible for a cash bonus of up to 30% of his annual salary. On April 2, 2001, Mr. Cohen resigned as our President, Chief Executive Officer and director. We entered into a separation agreement with Mr. Cohen in which he waived any rights to severance pay and retention bonus, and entered into a consulting agreement under which we paid him $24,962 per month from May 16, 2001 to March 15, 2002.

We entered into an employment agreement dated October 25, 1996, and amended February 14, 2001, with Paul A. Rosinack. The employment agreement provided for salary at an initial rate of $160,000 per annum and options to purchase 25,000 shares of our common stock (at $4.13 per share). If Mr. Rosinack is terminated without cause, he will receive six months’ salary at his then base salary rate. Mr. Rosinack’s current base salary rate is $19,429 per month. If Mr. Rosinack is terminated in connection with an acquisition of us, or substantially all of our animal health business assets he will receive an additional six months’ salary as severance. However, if Mr. Rosinack is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

We entered into an employment agreement dated July 9, 1997, and amended February 14, 2001, with Michael K. Green. The employment agreement provided for salary at an initial rate of $140,000. If Mr. Green is terminated without cause, he will receive six months’ salary at his then base salary rate. Mr. Green’s current base salary rate is $15,677 per month. If Mr. Green is terminated in connection with an acquisition of us, or substantially all of our animal health business assets he will receive an additional six months’ salary as severance. However, if Mr. Green is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

We entered into an employment agreement dated October 12, 1997, and amended February 14, 2001, with Francois Guillemin. The employment agreement provided for salary at an initial rate of $140,000 per annum and options to purchase 50,000 shares of our common stock (at $3.69 per share). In addition, we have provided Mr. Guillemin with a company car, and are bearing the leasing costs, and reasonable expenses incurred by Mr. Guillemin for business activities, of the company car in an annual amount up to $11,500 per year. Mr. Guillemin’s current base salary rate is $11,288 per month. If Mr. Guillemin is terminated without cause, he will receive six months’ salary at his then base salary rate plus the amount of legal severance in France; provided, however, that the total amount to be received will be equal to the greater of 12 months’ salary or the total amount of legal severance in France. If Mr. Guillemin is terminated in connection with an acquisition of us, or substantially all of our animal health business assets he will receive an additional six months’ salary as severance. However, if Mr. Guillemin is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

We entered into an employment agreement dated August 1, 1998, and amended February 14, 2001, with Serge Leterme. The employment agreement provided for salary at an initial rate of $120,000. If Dr. Leterme is terminated without cause, he will receive six months’ salary at his then base salary rate. Dr. Letereme’s current base salary rate is $12,705 per month. If Dr. Leterme is terminated in connection with an acquisition of us, or substantially all of our animal health business assets he will receive an additional six months’ salary as severance. However, if Dr. Leterme is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

We entered into an employment agreement dated April 24, 2000, and amended February 14, 2001, with Robert Buchanan. The employment agreement provided for salary at an initial rate of $125,000 per annum and options to purchase 50,000 shares of our common stock (at $2.98 per share). Mr. Buchanan’s current base salary rate is $11,417 per month. If Mr. Buchanan is terminated without cause, he will receive six months’ salary at his then base salary rate. If Mr. Buchanan is terminated in connection with an acquisition of us, or substantially all of our animal health business assets, and is not employed by the acquirer, he will receive an additional six months’ salary as severance. However, if Mr. Buchanan is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

Management Retention Plan Agreements

In June 2000 we adopted a cash bonus retention plan in which our Named Executive Officers and all our other employees were enrolled. Kenneth M. Cohen’s enrollment was cancelled upon his resignation. The potential bonus was designed as an incentive to continue as an employee after we announced that we had retained financial advisors to assist us with exploring strategic alternatives for enhancing shareholder value, including a possible sale of our animal health business. Under the retention plan, on the day following the sale of our animal health business, each eligible employee was entitled to receive a cash bonus calculated as a percentage of his or her annual base salary.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Paul A. Rosinack. The amended agreement provided that if Mr. Rosinack was employed by us on the date of the Redwood West Coast investment, he would receive a retention bonus equal to 100% of his annual base salary, payable in the form of 1,295,268 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options were cancelled as of the date of the Redwood West Coast investment.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Michael K. Green. The amended agreement provided that if Mr. Green was employed by us on the date of the Redwood West Coast investment, he would receive a retention bonus equal to 100% of his annual base salary, payable in the form of 1,045,133 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options were cancelled as of the date of the Redwood West Coast investment.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Francois Guillemin. The amended agreement provided that if Mr. Guillemin was employed by us on the date of the Redwood West Coast investment, he would receive a retention bonus equal to 75% of his annual base salary, payable in the form of 571,720 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options were cancelled as of the date of the Redwood West Coast investment.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Serge Leterme. The amended agreement provided that if Dr. Leterme was employed by us on the date of the Redwood West Coast investment, he would receive a retention bonus equal to 75% of his annual base salary, payable in the form of 635,250 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options were cancelled as of the date of the Redwood West Coast investment.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Robert D. Buchanan. The amended agreement provided that if Mr. Buchanan was employed by us on the date of the Redwood West Coast investment, he would receive a retention bonus equal to 75% of his annual base salary, payable in the form of 570,833 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options were cancelled as of the date of the Redwood West Coast investment.

Compensation Committee Interlocks and Insider Participation

During fiscal 2001, the Compensation Committee consisted of Messrs. Currie, Phillips and Joseph Klein III, none of whom is or ever has been our employee. No executive officer of Synbiotics served during 2001 as a director or compensation committee member of any other company, where the other company had one of its executive officers on Synbiotics’ board of directors or Compensation Committee. The Compensation Committee currently consists of Messrs. Donelan, Hendy and Rosinack. Mr. Rosinack is our employee.

Report on Executive Compensation

The Compensation Committee acts on behalf of our Board of Directors to establish our general compensation policy for all of our employees. The Compensation Committee typically reviews base salary levels on or about June 1 of each year, and reviews target bonuses for the Chief Executive Officer and other executive officers and employees at or about the beginning of each year. The Compensation Committee administers our incentive and equity plans, including the 1995 Stock Option/Stock Issuance Plan.

The following is a report by the Compensation Committee:

“General Compensation Policy

All policies, plans and actions of the Compensation Committee are formulated or taken with the goal of maximizing shareholder value by aligning the financial interests of the Chief Executive Officer and the other executive officers with those of the Company’s shareholders. This is achieved through a combination of salary, short-term incentive compensation, including cash and stock bonuses, and long-term incentive compensation, including stock options. The Compensation Committee’s policy is to provide the Company’s executive officers with compensation opportunities which are based upon their personal performance, the Company’s financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals.

Each executive officer’s compensation package is comprised of the following:

•	base salary that is competitive with the market and reflects individual performance,

•	short-term incentive compensation, payable in cash or stock and tied to the Company’s achievement of annual performance goals, and

•	long term, stock-based incentive awards designed to strengthen the mutuality of interests between the Company’s executive officers and its shareholders.

Factors

Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2001 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years. All compensation decisions will be designed to further the general compensation policy indicated above.

Base Salary

In setting base salaries, the Compensation Committee considered the following factors:

•	industry experience, knowledge and qualifications,

•	the salary levels in effect for comparable positions within the Company’s principal-industry marketplace competitors,

•	historical salary levels, and

•	internal comparability considerations.

The Compensation Committee did not rely upon any specific compensation surveys for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent.

Each executive officer’s base salary is adjusted yearly on the basis of the factors described above.

Short-Term Incentive Compensation

Annual cash and stock bonuses are awarded to the extent that the Company meets financial objectives set by the Board of Directors at the beginning of each year. The amounts of the bonus payments, if any, are determined by the Compensation Committee, in its discretion. No annual cash or stock bonuses were awarded for fiscal year 2001.

Long-Term Stock Based Incentive Compensation

Stock options have been an essential element of the Company’s executive compensation package. The Compensation Committee believed that equity-based compensation in the form of stock options links the interests of management and shareholders by focusing employees and management on increasing shareholder value. The actual value of equity-based compensation depends entirely on appreciation of the Company’s common stock.

Approximately 100% of the Company’s full-time employees have been granted employee stock options in the past. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Compensation Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the Compensation Committee’s discretion and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive’s peer group. In the Compensation Committee’s discretion, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company’s common stock.

In 2001, as part of an annual review of the stock options held by executive officers and managers, the Compensation Committee considered the factors described above, as well as the number of options held by executive officers as of the date of grant that remain unvested. The Company granted no stock options during fiscal 2001.

Chief Executive Officer Compensation

In setting the total compensation payable to Paul A. Rosinack, who served as the Company’s Chief Executive Officer during the 2001 fiscal year, the Compensation Committee sought to be competitive with other companies in the industry. As described above under “Employment Contracts, Severance Agreements and Change in Control Agreements,” an employment agreement between the Company and Mr. Rosinack set forth the terms and conditions, including minimum compensation, governing Mr. Rosinack’s employment. Mr. Rosinack did not receive any other cash or stock compensation from the Company for fiscal year 2001.

The compensation paid to Kenneth M. Cohen, who served as the Company’s Chief Executive Officer from January 1, 2001 until his resignation on April 2, 2001, remained unchanged from fiscal 2000.

Retention Bonuses

In addition to the compensation described above, the Company’s executive officers and other employees were enrolled in a cash retention bonus plan the Compensation Committee established during fiscal year 2000. The bonus potential is designed as an incentive to the executive officers and other employees to continue as employees of the Company after the Company announced that it had retained advisors to assist it with exploring strategic alternatives for enhancing shareholder value, including a possible sale of the Company’s animal health business. The amounts of the potential retention bonuses were determined in the Compensation Committee’s discretion, and the retention plan agreements were amended several times in 2001 to reflect changing conditions. No cash was paid in 2001 as a retention bonus to anyone.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer. The Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal year 2002 will exceed that limit. The Company’s 1995 Stock Option/Stock Issuance Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Since it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision if the individual cash compensation of any executive officer ever approaches the $1 million level.

The Compensation Committee is of the opinion that the compensation packages provided to the Company’s Chief Executive Officer and the other executive officers reflect its goal of offering compensation that is fair to these officers and the Company’s shareholders alike by providing adequate base salaries together with substantial opportunity for personal financial growth which will parallel management’s ability to increase shareholder value. It is intended that the total economic advantage and opportunities provided to the executive officers will be at least equivalent to that provided by comparable corporations.

Thomas A. Donelan
Christopher P. Hendy
Paul A. Rosinack

Compensation Committee of the Board of Directors”

Stock Performance Graph

The graph below compares the cumulative total shareholder return on our common stock, which is traded on the NASD over-the-counter bulletin board, from December 31, 1997 to December 31, 2001 with the cumulative total return on the Nasdaq Stock Market—U.S. Index and a self-constructed industry peer group index over the same period (assuming the investment of $100 in our common stock and in each of the other indices on December 31, 1996, and reinvestment of all dividends). The self-constructed industry peer group consists of Abaxis, Inc., Heska Corporation and IDEXX Laboratories, Inc.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

	Investment Value of December 31,
	1997	1998	1999	2000	2001
Synbiotics Corporation	$98	$80	$75	$14	$7
Nasdaq Stock Market—U.S. Index	121	224	451	285	192
Industry Peer Group Index	44	72	73	69	82

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL THREE NOMINEES, SET FORTH IN ITEM 1 ON THE PROXY CARD. The three persons receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will have no influence in the election of directors.

AMENDMENT OF ARTICLE FOURTH OF THE RESTATED ARTICLES OF INCORPORATION
(Item 2 on the Proxy Card)

The Board of Directors has unanimously adopted a resolution approving, and recommending to our shareholders for their approval, an amendment to our Restated Articles of Incorporation to provide for an increase in the number of shares of our common stock authorized to be issued from 24,800,000 to 70,000,000. The Board of Directors believes this action is necessary in order to give rise to conversion rights for the 2,800 outstanding shares of our Series B preferred stock (which has a dividend rate of 7.5% per year), which would thereby become convertible into an aggregate of 21,796,668 shares of our common stock. In addition, we would have increased flexibility in connection with possible future actions, such as public or private offerings of shares for cash and/or in connection with merger/acquisition activities or stock incentive plans.

Our authorized capital stock currently consists of 24,800,000 shares of common stock and 25,000,000 shares of preferred stock. As of June 18, 2002, there were 17,865,279 shares of our common stock issued and outstanding, and approximately 1,041,158 shares of our common stock were reserved for issuance under our stock option plans and various outstanding warrants. Accordingly, as of June 18, 2002, we had 5,893,563 other shares of our common stock available for issuance.

We agreed, in the January 25, 2002 stock purchase agreement with Redwood West Coast, LLC, to place this proposal before the shareholders at this Annual Meeting. Unless and until this proposal is approved and Article Fourth of the Restated Articles of Incorporation is amended, the Series B preferred stock will not be convertible.

We propose to amend Article Fourth to read in full as follows:

“FOURTH:    The corporation is authorized to issue two classes of stock, to be designate, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the corporation is authorized to issue is 95,000,000 shares. 70,000,000 shares shall be Common Stock and 25,000,000 shall be Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION (ITEM 2 ON THE PROXY CARD). Approval of this proposal requires the affirmative vote of the holders of the majority of the outstanding shares of common stock, the affirmative vote of the holders of the majority of all outstanding shares of preferred stock, and also the affirmative vote of the holders of the majority of the voting power of all stock entitled to vote at the meeting. In the latter vote, the 2,800 shares of Series B preferred stock are entitled to 21,796,668 votes. If approved by the shareholders, the amendment to the Restated Articles of Incorporation will become effective upon our filing with the Secretary of State of California a Certificate of Amendment to our Restated Articles of Incorporation, which filing is expected to take place shortly after the meeting.

AMENDMENT OF BYLAWS
(Item 3 on the Proxy Card)

Article I, Section 2 of our Bylaws as currently written provides that the number of seats on the Board of Directors shall range from a minimum of five (5) to a maximum of nine (9), with the exact number within that range being fixed from time to time by resolution of the Board of Directors. The current number of total seats on our Board of Directors is five (5) and the current number of filled seats on our Board of Directors is three (3), which is the minimum number of directors in order to have a quorum under our current Bylaws Should one of our directors resign, become incapacitated or otherwise be unable to attend a meeting of the Board of Directors, the remaining directors would not constitute a quorum, and no corporate business could be transacted by the Board of Directors except to fill Board vacancies.

We recommend that Article I, Section 2 be amended to read in full as follows:

“Section 2.    Number of Directors

The authorized number of directors of the corporation shall be a minimum of three (3), and a maximum of five (5), until changed by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw adopted by the vote or written consent of shareholders of a majority of the outstanding shares entitled to vote. The number of directors within the minimum to maximum range may be designated by the Board of Directors by resolution from time to time.”

This action would effect no substantive change in our intended corporate governance. Rather, we would reduce the current number of Board of Directors seats to three (3); and then should one of our directors resign, become incapacitated or otherwise be unable to attend a meeting of the Board of Directors, the remaining two (2) directors would still constitute a quorum, and all corporate business could be transacted by the Board of Directors.

California law provides that amendments of bylaws establishing or changing a range for the number of seats on the Board of Directors can be adopted only by the shareholders, and cannot be adopted by Board of Directors action.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT OF ARTICLE I, SECTION 2 OF THE BYLAWS (ITEM 3 ON THE PROXY CARD). Approval of this proposal requires the affirmative vote of the holders of the majority of the voting power of all stock entitled to vote at the meeting. The 2,800 shares of Series B preferred stock are entitled to 21,796,668 votes. Abstentions and broker non-votes will have the same effect as votes against approval of the amendment for this purpose. However, because the proposal would reduce the minimum number of directors to a number less than five (5), California law provides that the proposal cannot be adopted if the votes cast against its adoption are equal to more than 16 2/3% of the voting power entitled to vote; for this purpose, abstentions and broker non-votes would not be included in the 16 2/3%.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of our equity securities with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We pay Redwood Holdings, Inc. a monthly consulting fee of $15,000 for as long as it indirectly holds at least 50% of our voting stock. We have guaranteed the mortgage on the home belonging to Serge Leterme, our Vice President of Research and Development.

SHAREHOLDER PROPOSALS

To be included in our proxy materials for the Annual Meeting of Shareholders to be held in 2003, a shareholder proposal must be received at our the offices, 11011 Via Frontera, San Diego, CA 92127, not later than February 27, 2003. We expect to hold the 2003 annual Meeting of Shareholders in June 2003.

CHANGE IN CONTROL

On January 25, 2002, Redwood West Coast, LLC (“Redwood”) acquired, for $2,800,000 cash, 2,800 shares of a new issue of our Series B preferred stock. The beneficial owners of an aggregate of 94% of Redwood West Coast, LLC are Redwood Holdings, Inc., Thomas A. Donelan, Christopher P. Hendy and Jerry L. Ruyan.

Redwood utilized funds derived from contributions of capital by its members which were supplied by them from investment funds on hand, except that Redwood Holdings, Inc., borrowed $800,000 of its investment from Jerry L. Ruyan pursuant to a promissory note due July 22, 2002. The 2,800 shares of Series B preferred stock would be convertible into an aggregate of 21,796,668 shares of our common stock, at any time after the date we amend our Articles of Incorporation to increase the number of authorized shares of our common stock to at least 70,000,000 (see Proposal 2 above). In addition, under certain circumstances as set forth in the stock purchase agreement, Redwood may be issued additional shares of Series B preferred stock. The 2,800 shares of Series B preferred stock have voting rights, with the aggregate number of votes currently equal to 21,796,668. As a result, the 2,800 shares of Series B preferred stock represent approximately 54% of our voting stock, adjusted to include the issuance of all shares of our common stock which may be issuable upon the exercise or conversion of all outstanding options, warrants and other convertible securities.

The stock purchase agreement provided that two designees of Redwood, Thomas A. Donelan and Christopher P. Hendy, would become members of our board of directors at the time of closing and that all of our then current directors, with the exception of Paul A. Rosinack and Rigdon Currie, would resign. The stock purchase agreement further provided that, after we complied with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, Mr. Currie would resign. Mr. Currie resigned on March 4, 2002, and our board of directors now consists of Messrs. Donelan, Hendy and Rosinack. We expect that representatives of Redwood will continue to constitute a majority of our board of directors.

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP has served as our independent accountants for a number of years. PricewaterhouseCoopers LLP has informed the Audit Committee that it is independent of us within the meaning of Rule 2-01 of Securities and Exchange Commission Regulation S-X. Although management anticipates that this relationship will continue to be maintained during fiscal 2002, as in previous years, it is not proposed that any formal action be taken at the Annual Meeting with respect to the continued employment of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the year 2001, totalled $102,000.

All Other Fees

Fees billed to us by PricewaterhouseCoopers LLP with respect to the year 2001 for all other non-audit services rendered to us, including tax related services, totalled $82,000. None of these services were for financial information systems design and implementation. The Audit Committee has considered and believes that the provision of these non-audit services to us by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers’ independence.

OTHER MATTERS

The Board of Directors, at this time, knows of no other business which will be presented to the meeting. If any other business is properly brought before the meeting, it is intended that the proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Our Annual Report, including our audited financial statements for the fiscal year ended December 31, 2001, is being mailed herewith to all shareholders of record. WE WILL PROVIDE WITHOUT CHARGE TO ANY BENEFICIAL OWNER OF COMMON STOCK AS OF JUNE 18, 2002, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO MICHAEL K. GREEN, OUR SENIOR VICE PRESIDENT, AT 11011 VIA FRONTERA, SAN DIEGO, CA 92127.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings made by us under those Acts, the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed to be filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those Acts. In addition, those items shall not be deemed to be solicitation materials under those Acts.

Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

By order of the Board of Directors

Michael K. Green
Secretary

Exhibit A

AUDIT COMMITTEE CHARTER

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls; and the Corporation’s auditing, accounting and financial reporting processes generally. The Audit Committee’s primary duties and responsibilities are to:

1.	Monitor the Corporation’s financial reporting process and internal control system;

2.	Review and appraise the audit efforts of the Corporation’s independent accountants; and

3.	Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.    COMPOSITION

The Audit Committee shall be comprised of three or more directors.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III.    MEETINGS

The Committee shall meet on a regular basis and shall hold special meetings as circumstances require. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financials.

IV.    RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter at least annually.

2.
Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

Independent Accountants

3.
Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

4.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

5.	Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization’s financial statements.

Financial Reporting Processes

6.	In consultation with the independent accountants, review the integrity of the organization’s financial reporting processes, both internal and external.

7.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

8.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants and management.

Process Improvement

9.
Establish regular and separate systems of reporting to the Audit Committee by management, the independent accountants regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

10.
Following completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

11.	Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

12.
Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

13.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

2

SYNBIOTICS CORPORATION

11011 Via Frontera, San Diego, California 92127

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul A. Rosinack and Michael K. Green, jointly and severally, as proxyholders, each with full power to appoint his substitute, and hereby authorizes them to vote as designated below, all the shares of Common Stock of Synbiotics Corporation held of record by the undersigned at the close of business on June 18, 2002, at the Annual Meeting of Shareholders to be held on August 15, 2002, or any postponement or adjournment thereof, and to vote in their discretion on such other business as may come before the Annual Meeting.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.	ELECTION OF DIRECTORS.

☐ FOR all nominees listed below (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(Instruction: To withhold authority to vote for any individual nominee, check the box “FOR” and strike a line through the nominee’s name in the list below.)

Nominees: Thomas A. Donelan, Christopher P. Hendy, Paul A. Rosinack

2.	APPROVAL OF THE AMENDMENT OF ARTICLE FOURTH OF THE RESTATED ARTICLES OF INCORPORATION.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	APPROVAL OF THE AMENDMENT OF ARTICLE I, SECTION 2 OF THE BYLAWS.

☐ FOR ☐ AGAINST ☐ ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder and will be voted by the proxyholders at their discretion as to any other matters properly transacted at the Annual Meeting. If this Proxy is properly executed and no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.

Dated:                                                                                             , 2002

(Shareholder’s Signature)

(Shareholder’s Signature)

Please sign exactly as your name appears on this Proxy. If signing for trusts, estates, partnerships, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.  ☐